Exhibit 99.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

February 20, 2007	Mark A. Gelowitz Direct Dial: 416.862.4743 mgelowitz@osler.com Our Matter Number: 1099166

Sent By Facsimile

Mr. Robert W. Staley

Bennett Jones LLP

1 First Canadian Place

P.O. Box 130

Suite 3400

Toronto, ON M5X 1A4

Dear Mr. Staley:

Sunrise REIT

We are writing with respect to the proposal by your client Health Care Property Investors, Inc. (“HCP”) to acquire Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”).

As you know, our client Ventas, Inc. (“Ventas”) has a binding agreement to acquire the assets of Sunrise REIT. You should also be aware that HCP entered into a confidentiality agreement with Sunrise REIT in connection with its participation in the auction conducted by the Special Committee of the Board of Trustees of Sunrise REIT, in which HCP agreed that, for an eighteen-month period, it would not make any proposal to acquire any securities or all or any assets of Sunrise REIT, seek to influence any person with respect to the voting of any securities of Sunrise REIT or seek to influence the management or Board of Trustees of Sunrise REIT, among other things. Despite our request, Sunrise REIT has not provided Ventas with any evidence that the relevant provisions of that agreement were validly waived, and in the absence of such evidence Ventas has concluded that HCP is in breach of that agreement.

We are writing to inform you that Ventas intends to avail itself of all rights to hold HCP fully liable and accountable as a result of HCP’s breaches of its aforementioned obligations (whether or not Ventas ultimately acquires Sunrise REIT).

Yours sincerely,

“original signed”

Mark A. Gelowitz

MAG: